AT THE COMPANY	ON THE WEB

Thomas G. Smith	www.forestcity.net

Executive Vice President,
Chief Financial Officer
216-621-6060

Thomas T. Kmiecik
Assistant Treasurer
216-621-6060

FOR IMMEDIATE RELEASE

FOREST CITY ANNOUNCES SALE OF FOREST CITY TRADING GROUP, INC.

CLEVELAND – November 12, 2004 – Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced the sale of Forest City Trading Group, Inc. (“Trading Group”), a lumber wholesaler based in Portland, Oregon, to the employees of Trading Group.

Of the approximate $40 million selling price, $35 million was paid in cash at closing. Pursuant to the terms of the Purchase Agreement, the remaining purchase price will be paid over the next five years by the buyer. The buyer acquired substantially all of the assets and assumed substantially all of the liabilities of Trading Group. Forest City Enterprises expects to report a pre-tax gain of approximately $16.0 million and a pre-tax deferred gain of approximately $4 million that will be recorded and recognized over the next five years as purchase price payments are received.

“We purchased Trading Group in 1969 and it has been an excellent performer for us over the years,” said Charles A. Ratner, president and chief executive officer of Forest City Enterprises. “We are pleased to be able to sell Trading Group to its employees, who have been our long-term partners in this very successful business. Forest City’s current and future focus is on the real estate development business, where we have established a unique franchise; therefore, the lumber business is no longer a strategic fit.”

When Forest City was founded in 1920, the Company’s original business was selling lumber to homebuilders. The Company expanded this business in 1969 through its acquisition of Forest City Trading Group, Inc., a lumber wholesaler with customers in all 50 states and all Canadian provinces. Forest City recognized Trading Group net revenues of $123.2 million and net earnings of $3.7 million for the fiscal year ended January 31, 2004.

Corporate Description

Forest City Enterprises, Inc. is a $7.2 billion NYSE-listed real estate company headquartered in Cleveland, Ohio. The Company is principally engaged in the ownership, development, acquisition and management of commercial and residential real estate throughout the United States. The Company’s portfolio includes interests in retail centers, apartment communities, office buildings and hotels in 19 states and the District of Columbia.

Safe Harbor Language

Statements made in this news release that state the Company or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, real estate development and investment risks, economic conditions in the Company’s target markets, reliance on major tenants, the impact of terrorist acts, the Company’s substantial leverage and the ability to service debt, guarantees under the Company’s credit facility, changes in interest rates, continued availability of tax-exempt government financing, the sustainability of substantial operations at the subsidiary level, significant geographic concentration, illiquidity of real estate investments, dependence on rental income from real property, conflicts of interest, competition, potential liability from syndicated properties, effects of uninsured loss, environmental liabilities, partnership risks, litigation risks, and other risk factors as disclosed from time to time in the Company’s SEC filings, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004.

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